Exhibit 99.3
Option One Sale Announcement
Conference Call Script
April 20, 2007

Management:	Mark Ernst, Chairman, President and Chief Executive Officer Scott Dudley, AVP, Investor Relations
Scott Dudley
     Good morning and thank you for joining us. Earlier this morning we announced an agreement to sell Option One Mortgage Corporation. The purpose of our call today is to provide commentary on this transaction and related items in our press release, which is available on our website at www.hrblock.com. You should also note that the agreement was included as an attachment to our 8K filing today.
     Due to the proximity of our announcement to the end of our fiscal quarter, we have decided to limit our call today to our remarks without a question and answer session.
     To start, let me provide our safe harbor statement.
     Comments made on this call may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information and management’s expectations regarding the company, speak only as of the date on which they are made, are not guarantees of

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to:
•	the uncertainty regarding completion of the Option One Mortgage Corporation transaction;

•	the value the company will ultimately receive if the sale of Option One Mortgage Corporation is completed;

•	pending completion of the sale of Option One Mortgage Corporation and the wind—down of H&R Block Mortgage Corporation, the uncertainty of the impact and effect of changes in the non-prime mortgage market, including changes in interest rates, loan origination volume and levels of early payment defaults and resulting loan repurchases;

•	changes in market, economic, political or regulatory environments;

•	and risks described from time to time in reports and statements filed by the company and its subsidiaries with the Securities and Exchange Commission.
     With that, I will turn the call over to H&R Block Chairman, President and CEO, Mark Ernst.

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
Mark Ernst
     Thanks Scott. We’re pleased to announce that we have signed a definitive agreement to sell Option One Mortgage Corporation to a newly formed company affiliated with Cerberus Capital Management, a private equity firm. The cash transaction excludes H&R Block Mortgage Corporation, or HRBMC as we refer to it, our retail mortgage business, which we are in the process of exiting. I’ll speak more about that in just a moment.
     Before discussing the Option One agreement, let me also note that we released our interim tax results yesterday for the period ended March 31. Through that date we continued to have a good season, with year-to-date growth in our retail business and sustained double-digit increases in digital clients. These results continue to position us well for an overall good year for our Tax segment. While we are still accumulating our final tax season results — made more challenging due to the extension of the filing season this year due to weather — I can tell you that the end of the season was strong and we’re pleased with how the year finished.
     We announced our intent to sell Option One in early November. Due to the unprecedented downturn in the sub-prime mortgage market, the sale process took a few weeks longer than we expected and has resulted in a purchase price that will be less than the book value of the

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
business. However, given the significant changes in the sub-prime market, we are pleased with the outcome, including the opportunity to share in the upside of Option One’s performance over the 18 months following closing, per the agreement. We are also pleased that what we have known to be a very well run quality organization will have the resources to compete and win in the changing market environment.
     The ultimate cash purchase price will be derived from two components — tangible net assets less $300 million and an earnout. The first component consists of a cash payment equal to Option One’s tangible net asset value, as defined in the purchase agreement, excluding HRBMC, as of the date of closing. As a point of reference, Option One, excluding HRBMC, had a tangible net asset value of $1.269 billion as of January 31, 2007. The book value at that time was $1.224 billion. The primary difference between the two reflects that the tangible net asset value includes our estimate of fair value rather than the book value of mortgage servicing rights, and excludes goodwill. Therefore, if we had closed the transaction as of January 31, we estimate that the cash consideration, before any potential earn-out and tax benefits, would have been about $970 million.
     However, it is important to note that under the agreement, we have the right to sell certain assets of Option One prior to closing. These assets include mortgage loans held for sale and residual interests as well as loans in the warehouse subject to a $2.0 billion minimum

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
balance at closing. Due to the fact that we have the right to sell certain Option One assets and that market conditions have changed and may continue to change during the period prior to closing, the value of the transaction will be different at closing than it was on January 31. Given these factors, the cash consideration that will be due from Cerberus at closing cannot be determined with certainty now.
     Secondly, as I alluded to earlier, the agreement calls for us to receive half of Option One’s cumulative net income from origination activities for the 18 months following closing. This earnout is capped at $300 million but can’t be less than zero and will be recognized at the end of the 18-month period. We will treat the earnout as a gain contingency and will, therefore, not record any benefit until the end of the earnout period.
     At this point, we expect closing to occur during our second quarter of fiscal 2008 which ends October 31, 2007. Naturally there are various contractual contingencies necessary for closing. The transaction is subject to various closing conditions including federal and state regulatory filings. At closing, Option One is required to have at least $8 billion of warehouse facilities, at least $2 billion of which must be unused, and to maintain certain minimum servicer ratings. In addition, we have agreed to indemnify Cerberus for certain liabilities that exist at closing, including losses on loan repurchase obligations to the extent that the losses are greater than our repurchase reserves.

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
     In connection with the sale, we have concluded that we will need to write-down our investment in Option One, as required under GAAP. The impairment is a result of the value of the consideration we expect to receive at closing, excluding the earnout, which we estimate to be less than the carrying value of the assets sold. We estimate that the impairment of various assets — primarily goodwill and property, plant and equipment — will result in a non-cash pretax charge of $290 million - $320 million and will be recorded in the current quarter ending April 30.
     At the outset, I noted that the transaction does not include HRBMC, our retail mortgage operation. Our plan is to exit this business in an orderly fashion prior to closing the Option One transaction. As a result of these actions, we expect to incur pretax charges of approximately $25 million, mainly for employee separation and facility closure costs. We also expect to record a non-cash pretax charge of approximately $16 million for impairment of HRBMC’s goodwill, which will be taken in the current quarter ending April 30.
     We continue to expect that fiscal 2007 earnings from operations other than Option One and HRBMC will be $1.15 - $1.25 per share. However, we expect to report a net loss on a consolidated basis for fiscal year 2007 reflecting the charges I just mentioned as well as conditions in the subprime market. We will report our fourth quarter and full-

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
year results for fiscal 2007 on June 21 to allow us sufficient time to ensure that we have properly accounted for the various actions related to this transaction.
     With an agreement in place to sell Option One, let me reiterate some of the points we have been making since the sale process began. First, Option One has been a very successful business for H&R Block shareholders over the last nine years. The business has generated $2.8 billion of pretax earnings through fiscal 2006 as it grew and developed into a leading company in the subprime mortgage industry.
     The industry has been undergoing significant change, particularly over the past several months as products have been narrowed, origination volumes have declined, secondary market pricing has softened, and industry capacity has been consolidating and rationalizing. Our decision to pursue a process to separate Option One reflects these industry dynamics and the way in which we view our businesses in general. We have consistently said that if the business was competitively disadvantaged by being part of our structure, or if there was inadequate value being reflected in our share price that we couldn’t benefit shareholders through ongoing share repurchases, we would look to separate that business.
     As we evaluated the industry structure and how it had begun shifting, we came to realize that, to be successful in the future, Option

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
One would likely require a capital commitment beyond which we would want to make, given our “capital light” approach to shareholder value creation.
     I am sure many of you have questions regarding one of the central tenets of our approach to returning value to shareholders — that is, share repurchase — and how the proposed sale impacts our plans. At this point, we are not in a position to determine the effect on share repurchases that might be enabled by the transaction. During the time between signing the agreement and closing, the purchase price can and likely will change. As a result, we can’t readily determine our cash and capital position to arrive at a specific dollar value of share repurchase. As we have more clarity on this point, we will naturally keep you informed.
     I want to quickly mention that our 8k filing yesterday also included an update on refinancing $500 million of Senior Notes that were due April 15. We arranged and have fully drawn upon a bridge financing facility provided by HSBC and BNP Paribas to temporarily refinance the notes. This facility matures on December 20, 2007 and has been put in place with approximately the same terms as our current Block Financial Corporation credit agreement. We do plan to re-issue public debt sometime this summer.
     Finally, I know that many people from Option One will be listening to this call and I want to say a few words to you. Over the

H&R Block
Option One Sale Announcement
Conference Call Script
April 20, 2007
time that we have been associated with Option One, I came to admire your personal commitment to clients and each other, your integrity to do the right things and dedication to making and keeping Option One the special place that it is. While the industry is going through challenging times, your commitment to doing the right thing is a significant source of Option One’s competitive advantage that is preparing you for a strong future.
     The management team at Option One is, in my judgment, the best in the business. Bob, Steve, Matt and everyone who makes the tough calls and epitomizes our culture of concern for others — you all deserve our thanks.
     Thanks to all of you.
     And thank you to our shareholders for joining us for the call today. As always feel free to follow up with us if you have questions.